Exhibit (a)(1)(F)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below), and the provisions herein are subject in their entirety to the provisions of the Offer (as defined below). The Offer is made solely pursuant to the Offer to Exchange, dated March 2, 2020, and the related Letter of Election and Transmittal and any amendments or supplements thereto, and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, “blue sky” or other applicable laws of such jurisdiction. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser (as defined below) by Citigroup Global Markets, Inc. or one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by the Purchaser.

Notice of Offer to Exchange

Each Outstanding Share of Common Stock (including the Associated Rights to Purchase Preferred Stock)

of

HP Inc.

for

$18.40 in cash and

0.149 Common Shares of Xerox Holdings Corporation,

subject to the election and proration procedures described in the Offer to Exchange,

Dated March 2, 2020,

and the related Letter of Election and Transmittal

by

XHC Acquisition Corp.,

a wholly owned subsidiary of

Xerox Holdings Corporation

XHC Acquisition Corp. (the “Purchaser”), a Delaware corporation and a wholly owned subsidiary of Xerox Holdings Corporation, a New York corporation (“Xerox”), is offering to exchange, subject to certain conditions, as described below, any and all of the issued and outstanding shares of common stock (including the associated rights to purchase preferred stock), par value $0.01 per share (the “Shares”), of HP Inc., a Delaware corporation (“HP”), for, at the election of the holder, $18.40 in cash and 0.149 shares of common stock (“Xerox Common Stock”) of Xerox (the “Standard Election Consideration”), an amount in cash (the “Cash Election Consideration”) equal to the equivalent market value of the Standard Election Consideration (based on the average of the closing prices of Xerox Common Stock as quoted on the New York Stock Exchange (the “NYSE”) on each of the five NYSE trading days ending on the 10th business day preceding the Expiration Date (as defined below)), or a number of shares of Xerox Common Stock (the “Stock Election Consideration”) having a value equal to the equivalent market value of the Standard Election Consideration (based on the average of the closing prices of Xerox Common Stock as quoted on the NYSE on each of the five NYSE trading days ending on the 10th business day preceding the Expiration Date), upon the terms and subject to the conditions, including the election and proration procedures, described in the Offer to Exchange, dated March 2, 2020 (the “Offer to Exchange”), and in the related Letter of Election and Transmittal (the “Letter of Election and Transmittal” which, together with the Offer to Exchange and other related materials, as each may be amended or supplemented from time to time, constitutes the “Offer”).

Stockholders of record who tender directly to Computershare Trust Company, N.A. (the “Depository”) will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in the Letter of Election and Transmittal, stock transfer taxes with respect to the purchase of Shares by the Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee should consult with such institution as to whether it will charge any service fees or commissions.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON APRIL 21, 2020, UNLESS THE OFFER IS EXTENDED.

The purpose of the Offer is to acquire all of the outstanding Shares in order to combine the businesses of Xerox and HP. The Purchaser currently intends to seek maximum representation on the board of directors of HP (the “HP Board”) and, as soon as practicable after consummation of the Offer, to seek to have HP consummate a merger or other similar business combination with the Purchaser (the “Second-Step Merger”). The purpose of the Second-Step Merger is for Xerox to acquire all issued and outstanding Shares that are not acquired in the Offer. In the Second-Step Merger, each remaining Share (other than Shares held by Xerox and its subsidiaries and Shares held in treasury by HP and other than Shares held by HP stockholders who properly exercise applicable dissenters’ rights under Delaware law), will be cancelled and converted into the right to receive, at the election of the holder, the Standard Election Consideration, the Cash Election Consideration or the Stock Election Consideration, subject to proration.

The Offer is being made without the prior approval of the HP Board.

The Offer is conditioned upon, among other things, (1) there being validly tendered and not properly withdrawn before the expiration of the Offer a number of Shares which, together with any Shares then owned by the Purchaser or which the Purchaser has a right to acquire, represents a majority of the total number of Shares outstanding on a fully diluted basis, (2) the HP Board redeeming the associated preferred stock purchase rights or Xerox being satisfied, in its sole discretion, that the rights have been invalidated or are otherwise inapplicable to the Offer and the Second-Step Merger, (3) the HP Board having approved the Offer and the Second-Step Merger under Section 203 of the Delaware General Corporation Law (the “DGCL”) or Xerox being satisfied, in its sole discretion, that Section 203 of the DGCL is inapplicable to the Offer and the Second-Step Merger, (4) Xerox shareholders having approved (a) the issuance of Xerox Common Stock contemplated in connection with the Offer and the Second-Step Merger, in accordance with the rules of the NYSE, on which the Xerox Common Stock is listed and (b) other matters ancillary to the Offer and the Second-Step Merger, (5) (a) the waiting period applicable to the Offer and the Second-Step Merger under (i) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and (ii) any other applicable antitrust laws and regulations having expired or terminated and (b) any approvals or clearances determined by Xerox to be required or advisable thereunder having been obtained, (6) the Xerox Common Stock issuable to HP stockholders in connection with the Offer and the Second-Step Merger being approved for listing on the NYSE, subject to official notice of issuance, and (7) the registration statement of which the Offer to Exchange is a part becoming effective under the Securities Act of 1933, as amended, no stop order suspending the effectiveness of the registration statement having been issued, and no proceedings for that purpose having been initiated or be threatened, by the Securities and Exchange Commission. The Offer is also subject to the other conditions described in the Offer to Exchange. If any such condition is not satisfied, Xerox may (but is not required to) (1) extend, for any reason, the period of time during which the Offer is open, (2) delay acceptance for exchange of, or the exchange of, Shares, subject to applicable law, (3) amend or terminate the Offer for any reason without accepting for exchange or exchanging any Shares, and (4) waive any such conditions at any time, except for certain conditions as described in the Offer to Exchange, in each case by giving oral or written notice of such delay, termination, waiver or amendment to the Depository and by making public announcement thereof. Consummation of the Offer is not subject to any financing conditions.

The term “Expiration Date” means 5:00 p.m., New York City time, on April 21, 2020, unless extended by Xerox, in which event the term “Expiration Date” means the latest time and date at which the Offer, as so extended, expires. Any extension of the Offer will be followed as promptly as practicable by a public announcement. Such announcement will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. No subsequent offering period will be available after the Offer.

For purposes of the Offer, Xerox will be deemed to have accepted for exchange, and thereby exchanged, Shares validly tendered and not properly withdrawn, if and when Xerox gives oral or written notice to the Depository of Xerox’s acceptance for exchange of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, exchange of Shares accepted for exchange pursuant to the Offer will be made by deposit of the Offer consideration being exchanged therefor with the Depository, which will act as agent for tendering HP stockholders for the purpose of receiving the Offer consideration from Xerox and transmitting such Offer consideration to tendering HP stockholders whose Shares have been accepted for exchange. Under no circumstances will Xerox pay interest on the Offer consideration for Shares, regardless of any extension of the offer or other delay in making such exchange.

In order for HP stockholders to validly tender Shares pursuant to the Offer, the Depository must receive prior to the Expiration Date the Letter of Election and Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Exchange), and any other documents required by the Letter of Election and Transmittal, at one of its addresses set forth on the back cover of the Offer to Exchange and either (1) the certificates representing tendered Shares must be received by the Depository at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described in the Offer to Exchange and a book-entry confirmation must be received by the Depository (including an Agent’s Message), in each case prior to the Expiration Date, or (2) the tendering HP stockholder must comply with the guaranteed delivery procedures described in the Offer to Exchange.

HP stockholders who wish to tender their Shares should complete the “Exchange Offer Election” section in the Letter of Election and Transmittal to elect the type of consideration to be received in exchange for the Shares being tendered thereby. If an election is not made, or is not properly made, the tendering HP stockholder will be treated as if they made the election made for the greatest number of Shares that were tendered in the Offer in respect of which an affirmative election was made, subject to proration.

Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after May 2, 2020, unless such Shares have been accepted for exchange as provided in the Offer to Exchange. To withdraw tendered Shares, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Exchange. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If certificates representing Shares to be withdrawn have been delivered or otherwise identified to the Depository, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depository and, unless such Shares have been tendered by or for the account of an Eligible Guarantor Institution (as such term is defined in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Guarantor Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in the Offer to Exchange, any notice of withdrawal must specify the name and number of the account at The Depository Trust Company to be credited with the withdrawn Shares. Withdrawals of tendered Shares may not be rescinded. Any tendered Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in the Offer to Exchange.

The Offer and the Second-Step Merger will be a taxable transaction for U.S. federal income tax purposes. Stockholders should consult their tax advisors about the particular effect the proposed transactions will have on their Shares and the tax consequences to them of participating in the Offer and the Second-Step Merger (including the application and effect of any state, local or foreign income and other tax laws).

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Exchange Act is contained in the Offer to Exchange and the related Letter of Election and Transmittal and is incorporated herein by reference.

A request is being made to HP for the use of its stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Exchange and the related Letter of Election and Transmittal will be mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

The Offer to Exchange and the related Letter of Election and Transmittal contain important information. Stockholders should carefully read both in their entirety before any decision is made with respect to the Offer.

Any questions or requests for assistance may be directed to the Information Agents or the Dealer Manager at the respective telephone numbers and addresses set forth below. Additional copies of the Offer to Exchange and the related Letter of Election and Transmittal and other tender offer materials may be obtained from the Information

Agent or from brokers, dealers, commercial banks and trust companies, and such copies will be furnished promptly at Xerox’s expense. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agents for the Offer are:

D.F. King & Co., Inc. 48 Wall Street, 22nd Floor New York, New York 10005 Banks and Brokers Call Collect: (212) 269-5550 All Others Call Toll-Free: (866) 721-1324 Email: XRX-HPQ@dfking.com	Harkins Kovler, LLC 3 Columbus Circle, 15th Floor New York, NY 10019 Banks and Brokers Call Collect: (212) 468-5380 All Others Call Toll-Free: (800) 257-3995 Email: XRX-HPQ@harkinskovler.com

The Dealer Manager for the Offer is:

Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

United States of America

Call Toll Free: (877) 531-8365

March 2, 2020